CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-52252) of Johnson & Johnson of our report dated June 22, 2007 relating to the financial statements of the Johnson & Johnson Savings Plan for Union Represented Employees, which appears in this Form 11-K.
/s/ PricewaterhouseCoopers LLP
Florham Park, NJ
June 28, 2007